Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

H.B. Fuller Company:

We consent to the incorporation by reference in the registration statement (Nos. 333-50005, 333-89453, 333-48420, 333-135772, 333-151841, 333-158610 and 333-191549) on Form S-8 of H.B. Fuller Company of our report dated January 28, 2015, with respect to the consolidated balance sheets of H.B. Fuller Company as of November 29, 2014 and November 30, 2013, and the related consolidated statements of income, comprehensive income (loss), total equity, and cash flows for each of the fiscal years in the three-year period ended November 29, 2014, and the effectiveness of internal control over financial reporting as of November 29, 2014, which report appears in the November 29, 2014 annual report on Form 10-K of H.B. Fuller Company.

Our report dated January 28, 2015 on internal control over financial reporting as of November 29, 2014, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of November 29, 2014, ProSpec construction products’ internal control over financial reporting associated with total assets of approximately 1 percent of H.B. Fuller Company’s total assets as of November 29, 2014, included in the consolidated financial statements of H.B. Fuller Company and subsidiaries as of and for the year ended November 29, 2014. Our audit of internal control over financial reporting of H.B. Fuller Company also excluded an evaluation of the internal control over financial reporting of ProSpec construction products.

/s/ KPMG LLP

Minneapolis, MN

January 28, 2015